Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses of Emerging Markets Debt Portfolio and Emerging Markets Equity Portfolio and “Consolidated Financial Highlights” in the Prospectuses of Discovery Portfolio, Global Strategist Portfolio and Growth Portfolio and “General Information - Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 30, 2026, and each included in this Post-Effective Amendment No. 78 to the Registration Statement (Form N-1A, File No. 333-03013) of Morgan Stanley Variable Insurance Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated February 25, 2026, with respect to the financial statements and financial highlights of Emerging Markets Debt Portfolio and Emerging Markets Equity Portfolio and the consolidated financial statements and consolidated financial highlights of Discovery Portfolio, Global Strategist Portfolio and Growth Portfolio (five of the funds constituting Morgan Stanley Variable Insurance Fund, Inc.) included in the Annual Report (Form N-CSR) for the year ended December 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 16, 2026